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Exhibit 21.01--Subsidiaries of the Company

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

Name of subsidiary                            Jurisdiction of incorporation or organization
------------------                            ---------------------------------------------
Fairchild Semiconductor Limited               United Kingdom

Fairchild Semiconductor GmbH                  Germany

Fairchild Semiconductor Asia                  Singapore
Pacific Pte. Ltd.

Fairchild Semiconductor                       Malaysia
(Malaysia) Sdn. Bhd.

Fairchild Semiconductor Hong Kong Limited     Hong Kong

Fairchild Semiconductor Hong Kong             Hong Kong
(Holdings) Limited

Fairchild Semiconductor Japan K.K.            Japan

Fairchild Semiconductor Srl                   Italy

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